                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands, except for ratio data)

                                                                                                             Six months ended
                                                                   Year ended December 31,                        June 30,
                                                    -----------------------------------------------------  --------------------
                                                       1998       1999       2000       2001       2002       2002       2003
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes                          $ 193,684  $ 233,685  $ 300,035  $ 347,028  $ 436,290  $ 215,996  $ 250,206

Add fixed charges:
Gross interest expense                                 21,330     25,111     28,823     20,159     17,758      8,898     10,074
Amortization of debt discount                               -          -          -          -          -          -          5
Estimated interest component of rental expense (1)     24,033     26,180     27,664     28,990     33,200     15,777     17,178
                                                    -----------------------------------------------------  --------------------
Total fixed charges                                    45,363     51,291     56,487     49,149     50,958     24,675     27,257

Total adjusted earnings                             $ 239,047  $ 284,976  $ 356,522  $ 396,177  $ 487,248  $ 240,671  $ 277,463

                                                    -----------------------------------------------------  --------------------
Ratio of earnings to fixed charges                       5.27       5.56       6.31       8.06       9.56       9.75      10.18
                                                    -----------------------------------------------------  --------------------

(1) Interest component estimated to be 1/3 of rental expense.